Exhibit 99.1

Energy Services of America Added to Russell 2000 and 3000 Index

Huntington, WV – June 30, 2025 – Energy Services of America (Nasdaq: ESOA), today announced it has been added to the Russell 2000 and Russell 3000 index, effective at the start of trading on June 30, 2025.

“Being added to the Russell index is a great milestone for our company and reflects the ongoing hard work and dedication of our employees,” said Doug Reynolds, President and Chief Executive Officer of Energy Services of America. “The Russell 2000 index is widely used as a screening tool for many small-cap focused investors, and we look forward to presenting our investment thesis to this audience over the coming months.”

The Russell 2000 Index measures the performance of the small-cap segment of the US equity universe and is a subset of the broader-market Russell 3000 index. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to data as of the end of June 2024, about $10.6 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, the global index provider.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Investor Relations

Steven Hooser or John Beisler

Three Part Advisors, LLC

(214) 872-2710